Exhibit 99.1

Key Technology Announces Record Profits for Third Quarter; Net
Earnings up 116% on Revenue Growth of 26%

    WALLA WALLA, Wash.--(BUSINESS WIRE)--July 24, 2003--Key
Technology, Inc. (Nasdaq:KTEC) today announced sales and operating results for the third quarter and nine-month periods ended June 30, 2003.

    Operating Results

    Sales for the three-month period ended June 30, 2003 were up 25.8% totaling $25.0 million, compared with $19.9 million in the same quarter last year. Net earnings for the quarter were $3.0 million, or $0.60 per diluted share compared with net earnings of $1.4 million, or $0.25 per diluted share in the same period a year ago, an increase of 116%.
    Sales for the nine months ended June 30, 2003 were $61.3 million compared with $52.7 million for the comparable period in fiscal 2002. The Company reported net earnings for the period of $4.4 million, or $0.88 per diluted share compared with a net loss of $2.4 million, or $0.62 per diluted share for the nine-month period in fiscal 2002. The nine-month period ended June 30, 2002 included a $4.3 million charge for the impairment of goodwill resulting from the Company's implementation of SFAS No. 142. Excluding this charge, net earnings from continuing operations for the nine-month period ended June 30, 2002 were $1.9 million, or $.27 per diluted share.
    Gross profit for the third quarter of fiscal 2003 was $11.0 million compared to $8.3 million in the corresponding period last year. As a percentage of sales, gross profit was 43.9% compared to 41.6% in the third quarter of fiscal 2002. For the nine-month period, gross profit was $25.4 million compared to $21.2 million for the same period of fiscal 2002, or 41.4% and 40.3% as a percentage of sales, respectively. Margins for the third quarter were favorably impacted by product mix, efficiencies in all manufacturing operations due to heavy shop loading, and by improved results in the Company's European operations.
    Operating expenses for the quarter ended June 30, 2003 were $6.7 million, or 26.6% of sales compared to $6.3 million, or 31.5% of sales in the same quarter last year. Operating expenses for the nine months ended June 30, 2003 were $18.8 million, or 30.6% of sales compared to $17.9 million, or 33.9% of sales for the corresponding period of fiscal 2002. Third quarter operating expenses reflect several non-recurring items and the Company expects fourth quarter expenses will return to levels experienced in previous quarters.
    New orders received during the third quarter were $15.7 million, compared to $21.2 million in the same period last year. Orders received in the period one year ago included a single large order by a customer in the French fry industry while orders in the current year do not include similar large projects. Excluding this large project, orders received in the third quarter of fiscal 2003 are comparable to those of a year ago and reflect the seasonal nature of Key's business.
    The Company's backlog at the close of the June 30, 2003 quarter was $18.0 million compared to $18.9 million at the close of the corresponding period one-year ago. The product mix in the current backlog is consistent with the product mix in the fourth quarter of last year.

    Outlook

    Kirk Morton, President and Chief Operating Officer commented, "Despite an unsettled economy throughout this fiscal year, we have been encouraged by our customers' capital investments and we are optimistic about future business levels. While the level of orders received in the third quarter was below our expectations due to customers' project deferrals and schedule changes, we currently expect those projects to materialize in the fourth quarter of fiscal 2003 and early fiscal 2004. We anticipate fourth quarter revenues to compare favorably to fourth quarter 2002, reflecting our typical seasonal revenue pattern. Our expectations for fiscal year 2003 are consistent with our previous guidance of 10-20% revenue growth over fiscal year 2002 and we are anticipating a profitable fourth quarter."
    On June 9, 2003 the Company announced that Kirk W. Morton has been elected to succeed Thomas C. Madsen as Chief Executive Officer of the Company. Madsen, who has served as Chief Executive Officer since 1982 and Chairman of the Board of Directors since 2000, will retire as CEO August 1, but will continue as Chairman of the Board of Directors.

    Conference Call

    The Company's conference call for the June quarter can be heard live on the Internet at 1:30 p.m. Pacific Time on Thursday, July 24th. To access the call, go to www.keyww.com/investor.cfm at least fifteen minutes prior to the call to download and install any necessary audio software.

    About Key Technology

    Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing and industrial markets. The Company's products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost. Key has manufacturing facilities in Washington, Oregon and the Netherlands, and worldwide sales and service coverage.

    This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address future financial and operating results.
    The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

    -- the effect of adverse economic conditions in markets served by the Company and the financial capacity of customers to purchase capital equipment;

    -- the ability of new products to compete successfully in either existing or new markets;

    -- the effect of increased competition and advances in technology on our product pricing and customer capital spending;

    -- risks involved in expanding international operations and sales; and

    -- risks associated with adverse fluctuations in foreign currency exchange rates.

    For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Exhibit 99.1 "Forward-Looking Statement Risk and Uncertainty Factors" to the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 and the Risk Factors section of the Company's Registration Statement on Form S-4, Post-Effective Amendment No. 3, filed August 17, 2001.
    Note: News releases and other information on Key Technology, Inc. can be accessed at www.keyww.com on the Internet.



                 Key Technology, Inc. and Subsidiaries
              Statement of Selected Operating Information
           (Unaudited, in thousands, except per share data)


                                    Three Months       Nine Months
                                       Ended              Ended
                                       June 30,         June  30,
                                     -----------       -----------
                                    2003     2002     2003      2002
                                   -----    -----    -----     -----

Net sales                         $25,013  $19,890  $61,335   $52,684
Gross profit                       10,983    8,283   25,403    21,240
Operating expenses
    Selling and marketing           2,907    2,875    8,574     8,244
    Research and development        1,320    1,104    3,732     3,365
    General and administrative      2,105    1,953    5,487     5,275
    Amortization of intangibles       331      331      992       992
                                  -------- -------- -------- ---------
Total operating expenses            6,663    6,263   18,785    17,876
Earnings from operations            4,320    2,904    6,620     4,295
Earnings from continuing
 operations before income taxes     4,300    2,163    6,382     2,894
Net earnings from continuing
 operations                         3,002    1,390    4,376     1,890
Net earnings from discontinued
 operation, net of tax                ---      ---       --        39
Net earnings before change in
 accounting principle               3,002    1,390    4,376     1,929
Change in accounting principle,
 net of tax                           ---      ---       --    (4,302)
Net earnings (loss)                 3,002    1,390    4,376    (2,373)
Accretion of mandatorily
 redeemable preferred stock           ---     (189)      --      (582)
Net earnings (loss) available to
 common shareholders(1)             3,002    1,201    4,376    (2,955)
Net earnings from continuing
 operations per common
 share
- basic                            $ 0.63   $ 0.25   $ 0.92    $ 0.27
- diluted(1)                       $ 0.60   $ 0.25   $ 0.88    $ 0.27
Net earnings from discontinued
 operations per common share
- basic                            $ 0.00   $ 0.00   $ 0.00    $ 0.01
- diluted(1)                       $ 0.00   $ 0.00   $ 0.00    $ 0.01

Net earnings before change in
 accounting principle per common
 share
- basic                            $ 0.63   $ 0.25   $ 0.92    $ 0.28
- diluted(1)                       $ 0.60   $ 0.25   $ 0.88    $ 0.28
Net earnings (loss) from change in
 accounting principle per common
 share
- basic                            $ 0.00   $ 0.00   $ 0.00   $ (0.90)
- diluted(1)                       $ 0.00   $ 0.00   $ 0.00   $ (0.90)
Net earnings (loss) per common
 share
- basic                            $ 0.63   $ 0.25   $ 0.92   $ (0.62)
- diluted(1)                       $ 0.60   $ 0.25   $ 0.88   $ (0.62)
Weighted average common
     and common equivalent
     shares outstanding
- basic                             4,776    4,762    4,771     4,757
- diluted(1)                        5,031    5,570    4,984     4,757


(1) The weighted average diluted shares for the three-month and nine-month periods ended June 30, 2003 includes only common stock equivalents that are not anti-dilutive to reported EPS. Options to purchase 398,700 shares of common stock and 38,388 common shares from assumed conversion of warrants for the quarter ended
    June 30, 2003,and 736,765 and 38,388, respectively, for the nine month period ended June 30, 2003, were not included in the computation of diluted EPS because the options were anti-dilutive under the treasury-stock method.


                 Key Technology, Inc. and Subsidiaries
                  Selected Balance Sheet Information
                       (Unaudited, in thousands)


                                                    June     September
                                                     30,         30,
                                                    2003        2002
                                                  --------------------
                                                     (in thousands)

Cash and cash equivalents                          $1,569      $1,707
Trade accounts receivable, net                     11,316       7,556
Inventories                                        15,580      13,969
Total current assets                               31,044      26,439
Property, plant and equipment, net                  5,812       6,407
Goodwill and other intangibles, net                11,569      12,562
Total assets                                       50,805      49,820
Current portion of long-term debt and short-
 term borrowings                                    1,112       8,264
Total current liabilities                          16,412      18,766
Long-term debt, less current portion                3,502       3,747
Mandatorily redeemable preferred stock and
 warrants                                           2,003       3,467
Shareholders' equity                               28,675      23,602


    CONTACT: Key Technology, Inc.
             Phyllis Best, 509-529-2161